FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



|X|     Check this box if no longer subject
        to Section 16.  Form 4 or Form 5
        obligations may continue.  See
        Instruction 1(b).


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.  Name and Address of Reporting Person*   2.  Issuer Name and Ticker or Trading Symbol     6.  Relationship of
                                                                                                 Reporting Person(s) to Issuer
                                                                                                 (Check all applicable)
                                                                                               --  Director          -- 10% Owner
Browne,       Spencer                       ThermoGenesis Corp. and KOOL                       --  Officer           X  Other
                                                                                                 (give title below)  (specify below)

                                                                                                        Former Director
-----------------------------------------   ----------------------------------------           -------------------------------------
(Last)       (First)          (Middle)      3. I.R.S.            4. Statement for
                                            Identification          (Month/Year)
                                            Number of Reporting
                                            Person, if an              1/2002
c/o ThermoGenesis Corp.                     Entity                -------------------
3146 Gold Camp Drive                        (Voluntary)

---------------------------------------     --------------------
(Street)                                                                                    7.  Individual or Joint/Group Filing
                                                                  5. If Amendment,               (Check Applicable Line)
                                                                     Date of Original         X   Form filed by one Reporting Person
                                                                      (Month/Year)            --  Form filed by More than One
Rancho Cordova, California     95670                                                              Reporting Person
-------------------------------------                             -------------------
(City)         (State)          (Zip)



TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


                                                                                     5. Amount of
                                                           4.   Securities             Securities    6. Ownership      7. Nature of
                                                              Acquired (A) or          Beneficially    Form: Direct      Indirect
                                          3. Transaction      Disposed of (D)          Owned at End    (D) or            Beneficial
1. Title of Security 2. Transaction Date    Code(Instr.8.)   (Instr. 3, 4 and 5)         of Month      Indirect (I       Ownership
      (Instr. 3)         (Mo./Day/Yr.)       Code     V       Amount  (A)or(D) Price   (Instr.3,4,5)   (Instr. 4)        (Instr. 4)
-------------------- -------------------   -------- -------   ------- -------- ------- -------------- ------------     -------------

-------------------- -------------------   -------- -------   ------- -------- ------- -------------- ------------     -------------

-------------------- -------------------   -------- -------   ------- -------- ------- -------------- ------------     -------------



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (continued) TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED(e.g., puts, calls, warrants, options, convertible securities)



                                                             6.Date                                  9.Number   10.Owner-
                                             5.Number        Exercisable   7.Title and                of Deriv-  ship Form
                                             of Derivitive   and Expira-   Amount of                  itive      of Deriv-
                                             Securities      tion Date     Underlying                 Securities itive
                                  4.Trans-   Aquired (A)     (Mo./Day/Yr.) Securities       8.Price   Benefi-    Security
1.Title    2.Conversion 3.Trans-   action    or Disposed     ------------- (Instr.3 and 4)   of Deri- cially     Direct    11.Nature
of         or Exercise   action    Code      of (D)          Date          ----------------  vitive   owned at   (D) or    of Bene-
Derivitive Price of       Date    (Instr. 8) (Instr. 3,4,5)  Exer-   Expira-       Amount or Security End of     Indirect  ficial
Security   Derivitive   (Mo./Day/ ---------- --------------  cis-    tion          Number of (Instr.  Month      (I)       Ownership
(Instr.3)  Security       Yr.)    Code    V     A      D     able    Date    Title Shares    5)       (Instr.4)  (Instr. 4)(Instr.4)
---------- ------------ --------- ----- ----  ----- -------  ------- ------- ----- --------- -------- ---------  ---------- --------

---------- ------------ --------- ----- ----  ----- -------  ------- ------- ----- --------- -------- ---------  ---------- --------



Explanation of Responses:



**Intentional  misstatements or omissions of facts  constitute  Federal Criminal
Violations. /s/ See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                                                         /S/ SPENCER BROWNE                                    February 4, 2002
                                                         --------------------------------------                --------------------
                                                         Spencer Browne                                        Date



Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.